EXHIBT 3.1

CERTIFICATE OF AMENDMENT
OF
RESTATED
CERTIFICATE OF INCORPORATION
OF
CHENIERE ENERGY, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Cheniere Energy, Inc., a corporation organized and existing under the Delaware General Corporation Law (the “Corporation”), does hereby certify:

1.
That the Board of Directors of the Corporation duly adopted a resolution setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation, as amended by a (i) Certificate of Amendment dated February 8, 2005, (ii) Certificate of Amendment dated June 12, 2009 and (iii) Certificate of Amendment dated June 1, 2012, declaring its advisability and directing that this amendment be submitted for consideration by its stockholders. The resolution is as follows:

RESOLVED, that Article FOURTH of the Restated Certificate of Incorporation be amended and restated in its entirety to read as follows:
FOURTH: “(A) Subject to the rights of holders of any series of Preferred Stock to elect additional directors under specified circumstances:
(i)   From the effective date of this Certificate of Amendment until the election of directors at the 2013 annual meeting of stockholders (each annual meeting of stockholders an “Annual Meeting”), the Board of Directors shall be divided into three classes: Class I, Class II and Class III, with the directors in Class I having a term expiring at the 2014 Annual Meeting, the directors in Class II having a term expiring at the 2015 Annual Meeting and the directors in Class III having a term expiring at the 2013 Annual Meeting.
(ii)  From and after the election of directors at the 2013 Annual Meeting, the Board of Directors shall cease to be classified, and the directors shall be elected annually at each Annual Meeting to hold office for a term expiring at the next Annual Meeting; provided, however, that each director elected at the 2011 Annual Meeting and 2012 Annual Meeting shall serve for the full three-year term to which such director was elected.
(B) In the event of any increase or decrease in the authorized number of directors at any time during which the Board of Directors is divided into a class or classes:

(i) Each director then serving shall nevertheless continue as a director of the class of which he is a member until the expiration of his term or his prior death, retirement, resignation or removal; and

(ii) Subject to the rights of holders of any series of Preferred Stock to elect directors under specified circumstances, the newly created or eliminated directorships resulting from any increase or decrease shall be apportioned by the Board of Directors among the class or classes so as to keep the number of directors in each class as nearly equal as possible.

(C) Notwithstanding the provisions of Paragraphs A and B of this Article FOURTH, each director shall serve until his successor is elected and qualified or until his death, retirement, resignation or removal.

(D) Subject to applicable law and the rights of holders of any series of Preferred Stock to elect additional directors under specified circumstances, vacancies on the Board of Directors, and newly created directorships resulting from any increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the directors then in office, though less than a quorum, and not by stockholders. Any director so chosen to fill a vacancy in a class or a newly created directorship of a class prior to the 2013 Annual Meeting shall hold office for a term that shall coincide with the remaining term of that class. Any director so chosen to fill a vacancy or a newly created directorship at or following the 2013 Annual Meeting shall hold office for a term expiring at the next Annual Meeting. No decrease in the authorized number of directors constituting the Board of Directors shall shorten the term of any incumbent director. Notwithstanding the foregoing provisions of Paragraph D of this Article FOURTH, any vacancy on the Board of Directors that results from the removal of a director from office for cause prior to the 2013 Annual Meeting may be filled only by the affirmative vote of a majority of the stockholders of the Company at a meeting called for that purpose or, if not filled by the stockholders, by the affirmative vote a majority of the directors then in office, though less than quorum.”

FURTHER RESOLVED, that the third sentence of Article SIXTH of the Restated Certificate of Incorporation be amended and restated in its entirety to read as follows:

SIXTH: “Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office (i) at any time prior to the 2013 Annual Meeting, but only for cause, and (ii) at any time at or after the 2013 Annual Meeting, with or without cause.”

2.	That thereafter, stockholders of the Corporation at a special meeting thereof, duly adopted the foregoing amendment.

3.	That said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

4.	That the capital of the Corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed as of the 1st day of February, 2013.

CHENIERE ENERGY, INC.

By:	/s/ Meg A. Gentle
Name:	Meg A. Gentle
Title:	Senior Vice President and
Chief Financial Officer

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